Exhibit (d)(24)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of September 19, 2024 by and between Simplify EQLS LLC. (the “Adviser”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with an office at 222 Broadway 22nd Floor, New York, NY 10038; and Wolfe Research Advisors, LLC (the “Sub-Adviser”), a New York limited liability company registered under the Advisers Act, with an office at 757 Third Avenue 6th Floor New York, NY 10017; with respect to the Simplify Wolf US Equity 150/50 ETF (the “Fund”), a series of the Simplify Exchange Traded Funds (the “Trust”), a Delaware statutory trust.

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to a Management Agreement with the Trust dated as of May 26, 2023 (the “Management Agreement”);

WHEREAS, the Management Agreement permits the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree:

1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, upon the terms and for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

2. Sub-Adviser’s Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, on a discretionary basis, assist in the management of the investment operations of the Fund and manage the composition of the portfolio of securities belonging to the Fund, including determination of securities to be purchased, retained and disposed thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the “Prospectus”) and subject to the following understandings:

(a)	The Sub-Adviser shall furnish, in its discretion and subject to the oversight and review of the Adviser and the Board, a continuous investment program for the Fund and determine the securities to be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested;

(b)	The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Fund’s Prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the applicable requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, as amended (“CEA”) and the rules under each, and all other federal and state laws or regulations applicable to the Sub-Adviser with respect to its duties and obligations hereunder;

(c)	Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall determine the securities to be purchased or sold by the Fund and instruct the Adviser to place portfolio transactions pursuant to its determinations. For avoidance of doubt, the Adviser, and not the Sub-Adviser, will be responsible for placing all trades (including cash positions) on behalf of the Fund and seeking best execution on behalf of the Fund, unless otherwise specified by the Adviser in writing;

(d)	The Sub-Adviser shall maintain books and records of all recommendations made pursuant to this Agreement, in the form and for the period required by Rule 31a-2 under the Company Act, and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(e)	The Sub-Adviser represents and warrants to the Adviser that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) the Sub-Adviser is not an “affiliated person,” as such term is defined in Section 2(a)(3) of the 1940 Act, of the Trust, the Fund or the Adviser other than by reason of serving as Sub-Adviser to the Fund; (iii) it has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the NFA or exempt or excluded from CFTC registration requirements; (iv) it will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Adviser to perform its obligations under this Agreement;

(f)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Trust with a copy of the code of ethics. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall certify to the Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its code of ethics, including the Sub-Adviser’s chief compliance officer’s annual report required by the Advisers Act;

(g)	The Sub-Adviser agrees to maintain adequate compliance procedures reasonably designed to maintain its compliance in all material respects with the 1940 Act, the Advisers Act, the CEA, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Sub-Adviser’s compliance program.

(h)	The Adviser has delivered to the Sub-Adviser copies of (i) the Trust’s Declaration of Trust and Bylaws, (ii) the Trust’s Registration Statement with respect to the Fund, all exhibits thereto, and all amendments thereto filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, (iii) the Fund’s current Prospectus, and (iv) all procedures adopted by the Trust with respect to the Fund (e.g., repurchase agreement procedures). Upon request, the Trust shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to the Fund, and (c) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement or to comply with applicable laws. The Sub-Adviser may disclose only that portion of the information which is advised by legal counsel that is required by law to be disclosed. The Adviser shall furnish, to the extent practicable, to the Sub-Adviser a copy of each amendment of or supplement to the foregoing;

(i)	The Sub-Adviser has delivered to the Adviser (i) a copy of its Form ADV as most recently filed with the SEC, and (ii) a copy of its current compliance policies and procedures. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

(j)	If required by the CEA or the rules and regulations thereunder promulgated by the CFTC the Sub-Adviser will provide the Fund with a copy of its most recent CFTC disclosure document or a written explanation of the reason why it is not required to deliver such a disclosure document.

3. Custodian. The assets of the Fund shall be held by an independent custodian identified by the Adviser. Neither the Adviser nor the Sub-Adviser will have custody of any securities, cash or other assets of the Fund.

4. Risk Acknowledgment. The Trust and the Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and the Adviser the benefit of, the Sub-Adviser’s best judgment in rendering its services hereunder. The Adviser acknowledges and agrees that the Sub-Adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or any loss, except as provided herein under Section 10 or under applicable law.

The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Trust, (ii) the written advice of counsel to the Trust, and (iii) any written instruction or certified copy of any resolution of the Board.

5. Directions to the Sub-Adviser. The Adviser will be responsible for providing all Adviser and/or Trust directions, notices, and instructions to the Sub-Adviser in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6. Cooperation with Agents. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, the Fund, the Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of the Fund and the Adviser with respect to the assets of the Fund as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

7. Books and Records. The Sub-Adviser shall maintain and preserve the Trust’s books and records required to be maintained by it in connection with the services it provides under this Agreement and as required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. To the extent that such records contain the Sub-Adviser’s proprietary information, the Trust agrees to safeguard such information and not disclose such information to any third party except pursuant to applicable law, regulation, regulatory guidance, government request, or legal process. Upon request, the Adviser shall provide the Sub-Adviser with commercially reasonable records and information as the Adviser may access regarding the Fund.

8. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser shall not be liable for any expenses of the Adviser or the Fund unless liable pursuant to Section 10 of this Agreement.

9. Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to this Agreement, the Adviser will pay monthly the Sub-Adviser a sub-advisory fee as set forth on Exhibit A hereto. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Trust. If the Sub-Adviser is terminated as specified in this Agreement, then the compensation to the Sub-Adviser shall be prorated to the termination date.

10. Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for (a) any error of judgment, (b) mistake of law, or for (c) any loss suffered by the Fund, the Adviser, or the Trust in connection with the matters to which this Agreement relates except a loss resulting from Sub-Adviser’s breach of fiduciary duty with respect to (x) its receipt of compensation for services under this Agreement (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or (y) a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting on such business solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

11. Duration and Termination. The term of this Agreement shall begin as of the day it is executed and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Trust’s Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser for Cause (defined below), (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Adviser under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of its duties and obligations herein. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

“Cause,” as used in the preceding paragraph, means Sub-Adviser’s or its manager’s who are responsible for providing advisory services to the Fund hereunder: (1) illegal conduct, willful misconduct, or fraud in connection with the performance of Sub-Adviser’s duties to the Adviser, the Fund, or the Trust; (2) conviction or a plea of nolo contendere (or the equivalent) to a felony involving the securities business, any crime involving moral turpitude, any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, or of any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; or (3) subjection to a Securities and Exchange Commission order issued under Sections 203(f) or 203(e)(3) or (4) of the Advisers Act.

12. Exclusivity.

(a)	The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of section (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s directors, officers, managers, analysts or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)	The Sub-Adviser agrees that during the term of this Agreement, the Sub-Adviser shall not serve as investment adviser or sub-adviser to another registered investment company managed in a substantially similar style to the Fund. The Adviser may waive this limitation.

13. Use of Name. Except as required by law or governmental regulations, the Adviser and the Fund may use the Sub-Adviser’s name to identify the Sub-Adviser as the sub-adviser to the Fund in the Trust’s registration statement, shareholder reports, marketing materials for the Fund, or otherwise, without the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld.

14. Good Standing. The Adviser and the Sub-Adviser hereby warrant and represent that they are investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, the Adviser and the Sub-Adviser further warrant and represent (as of the date hereof and continuing during the term of this Agreement) that neither is (nor any of their respective Associated Persons are) subject to any censure, denial bar, or suspension of registration as set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in such censure, denial bar, or suspension of registration. The Adviser and the Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each agrees to advise the other immediately and provide the corresponding pertinent facts and circumstances.

15. Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (i) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

16. Confidentiality. The Adviser and the Sub-Adviser acknowledge prior receipt of the other’s Privacy Policy. The Adviser and the Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

17. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the Securities and Exchange Commission, CFTC and state regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

18. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified on page one or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

19. Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Sub-Adviser and the Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. The Sub-Adviser and the Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, the Adviser and the Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

20. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

24. Third-Party Beneficiary. The Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party hereto.

25. Survival. Sections 6, 7, 8, 10, 11, 13, 16, 17, 19, 20, and 24 shall survive the termination of this Agreement.

26. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

27. Change of Control. The Sub-Adviser shall notify the Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

28. Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the parties relating to expense sharing, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

29. Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s members, directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

(the rest of this page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Simplify EQLS LLC

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer

Wolfe Research Advisors, LLC

By:	/s/ Mackenzie Fulk
Name:	Mackenzie Fulk
Title:	President

[Signature Page to Sub-Advisory Agreement]

Exhibit A

Fund	Ticker	Annual Sub-Advisory Fee as a Percentage of Average Fund Net Assets
Simplify Wolf US Equity 150/50 ETF	WUSA	0%

A-1